Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, March 12 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/891-6979 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21579647 (through March 19)

Increases in Attendance and Concessions Revenue Drive 39% Growth in Operating Income

- Attendance Rises Nearly 3% Amidst Industry Decline -

- Concessions/Other Revenue Increases 15.2% -

COLUMBUS, GA— March 12, 2012—Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three months and full year ended December 31, 2011, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2011	2010	2011	2010
Total revenue	$120.1	$115.2	$482.2	$488.0
Operating income	8.3	6.0	35.2	24.3
Interest expense	8.3	8.5	34.1	36.0
Theatre level cash flow (1)	24.4	22.0	91.9	82.0
Net income (loss)	1.7	(3.1)	(7.7)	(12.6)
Adjusted net income (loss) (1)	3.9	1.0	(2.6)	(1.0)
Adjusted EBITDA (1)	19.0	18.1	72.8	64.4

(in millions)	December 31, 2011	December 31, 2010
Total debt (1)	$315.4	353.4
Net debt (1)	$301.8	340.3

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income (loss) and adjusted net income (loss) to net income (loss) for the three and twelve months ended December 31, 2011 and 2010, as well as a schedule of total debt and net debt as of December 31, 2011 and December 31, 2010, are included in the supplementary tables accompanying this news announcement.

Carmike Cinemas President and Chief Executive Officer David Passman stated, “Carmike achieved exceptional Q4 results that were again substantially ahead of the domestic cinema industry. The Company’s attendance increased approximately 3% during a quarterly period in which overall domestic attendance declined an estimated 3%, marking the third consecutive quarter of attendance gains outperforming industry averages.

“Carmike’s active focus on concessions improvements continued during the quarter as our concessions and other revenue increased over 15% in the aggregate and over 11% per patron compared with Q4 2010. The strong quarterly performance further extended our streak of year-over-year per-cap concessions and other revenue increases that has now reached eight consecutive reporting periods.

“As noted in recent quarters, Carmike’s operating strategy has shifted from primarily closing underperforming theatres and ‘refreshing’ existing facilities to once again growing our overall circuit, further expanding Carmike’s Small-Town America footprint. We are targeting aggregate screen growth through new-builds, which include our Big D large format auditoriums and in select locations, such as our forthcoming Sandestin, FL entertainment complex, VIP dining options. We opened a new, state-of-the-art Carmike 12-plex in West Pottsgrove, PA last November, unveiled a new-build in Winder, GA in January 2012, and debuted our new 12-plex in Maryville, TN last weekend. We have a growing number of additional theatres in various stages of construction or advanced negotiations. We are also seeking opportunistic acquisition opportunities and are pleased to have completed the 40-screen MNM purchase in October.

“We are very pleased to report further progress on our goal of strengthening our balance sheet through the disciplined management of free cash flow. Over the past three years, we have used the majority of excess cash flow to prepay bank debt, and with a $10 million voluntary prepayment in December, have reduced our bank debt balance to $200 million, a longstanding target of our board and management. Since Q4 2007, we have made $120 million of voluntary debt prepayments. With the achievement of this important milestone for Carmike, we are conducting a thorough review of our capital structure aimed at improving financial capacity to improve flexibility to execute against our stated objective of screen growth. Included in our review is a critical look at the current bank restrictions on the use of free cash flow, including restrictions on capital expenditures for acquisitions and new builds and on payments to shareholders. We filed a shelf registration in June, 2010 which could be used to raise cash through the debt or equity markets for an acquisition too large to be funded out of free cash flow.

“We hope to implement a more flexible capital structure in the coming months, which will provide the opportunity to evaluate more creative ways in which to enhance shareholder value. Maximizing shareholder value continues to be our goal and we are actively working to best achieve that objective,” stated Mr. Passman.

THEATRE PERFORMANCE STATISTICS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Average theatres	237	239	236	242
Average screens	2,259	2,237	2,230	2,266
Average attendance per screen (1)	5,046	4,952	21,155	21,140
Average admissions per patron (1)	$6.76	$7.08	$6.57	$6.85
Average concessions/other sales per patron (1)	$3.77	$3.39	$3.65	$3.43

Total attendance (in thousands) (1)	11,401	11,078	47,177	47,909

Total operating revenues (in thousands)	$120,107	$115,248	$482,209	$488,022

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike Cinemas Chief Financial Officer Richard Hare stated, “The Company’s Q4 2011 total revenue of $120.1 million represents an increase of 4.4% compared to the year ago period. Carmike’s admissions revenue was $77.1 million, a decrease of 1% compared to an industry wide decrease of over 5% versus Q4 of 2010. Q4 admissions per patron declined from $7.08 to $6.76, primarily as a result of more family films, discount and promotional activity, and a lower contribution from premium 3-D showings, compared to the year-ago fourth quarter. Concessions and other revenue increased 15.2% to approximately $43.0 million in Q4, and average concession and other revenues per patron rose 11.2% to $3.77, versus the Q4 2010 amount.

“Our continued focus on managing controllable costs resulted in improved theatre level cash flow and a reduction in other theatre operating costs as a percentage of revenue. Theatre level cash flow increased 11% to $24.4 million, and increased 120 basis points as a percentage of revenue to 20.3%. Other theatre operating costs declined quarter over quarter from 41.9% to 41.4% of revenue. In aggregate, other theatre operating costs totaled $49.5 million, up from $48.3 million in the year-ago period, primarily resulting from an increase in insurance expense and salaries and wages, partially offset by reduced RealD 3-D charges and property taxes. Film exhibition costs were 53.5% of admissions revenues, compared to 52.4% in the year-earlier quarter.

“Carmike’s Q4 interest expense declined 3.0% to $8.3 million, reflecting a reduced outstanding term debt balance due to $35 million of voluntary prepayments in 2011, including $10 million during the final quarter of the year. Over the past few years, de-leveraging has been our top priority for capital deployment.

“In Q4 we recorded an income tax benefit of approximately $0.9 million, compared with income tax expense of $1.2 million in the year-ago quarter.

“Once again, Carmike’s Screenvision profits interest, accounted for as ‘income from unconsolidated affiliates, positively contributed to the Company’s profitable performance,” concluded Mr. Hare.

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss), total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets, sales and use tax audit assessment, loss on extinguishment of debt, write-off of note receivable and severance agreement charges. Carmike believes adjusted net income (loss) is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net income (loss) plus income tax expense (benefit), interest expense and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) plus income tax expense (benefit), interest expense, depreciation and amortization, income from unconsolidated subsidiaries, (income) loss from discontinued operations, loss on extinguishment of debt, sales and use tax audit assessment, severance agreement charges, (gain) loss on sale of property and equipment, write-off of note receivable and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of December 31, 2011, Carmike had 237 theatres with 2,254 screens in 35 states. Carmike’s digital cinema footprint reached 2,128 screens, including 210 theatres with 744 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding acquisitions, additional theatre locations, future uses of free cash flow and the Company’s strategies and operating goals. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Robert Rinderman or Joseph Jaffoni	Richard B. Hare
Jaffoni& Collins—Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Admissions	$77,129	$77,929	$309,782	$325,365
Concessions and other	42,978	37,319	172,427	162,657

Total operating revenues	120,107	115,248	482,209	488,022

Operating costs and expenses:
Film exhibition costs	41,244	40,843	167,385	179,724
Concession costs	4,937	4,085	19,895	17,806
Other theatre operating costs	49,531	48,304	203,012	209,482
General and administrative expenses	5,396	3,901	19,084	17,570
Severance agreement charges	—	—	845	—
Depreciation and amortization	8,309	7,944	32,258	31,801
Loss (gain) on sale of property and equipment	226	(18)	333	(667)
Write-off of note receivable	—	—	750	—
Impairment of long-lived assets	2,146	4,192	3,489	8,025

Total operating costs and expenses	111,790	109,251	447,051	463,741

Operating income	8,317	5,997	35,158	24,281
Interest expense	8,280	8,534	34,113	35,985
Loss on extinguishment of debt	—	—	—	2,573

Income (loss) before income tax and earnings from unconsolidated affiliates	37	(2,537)	1,045	(14,277)
Income tax (benefit) expense	(877)	1,235	10,375	(615)
Income from unconsolidated affiliates	810	901	1,797	1,181

Income (loss) from continuing operations	1,724	(2,871)	(7,533)	(12,481)
Loss from discontinued operations	(9)	(278)	(177)	(98)

Net income (loss)	$1,715	$(3,149)	$(7,710)	$(12,579)

Weighted average shares outstanding:
Basic	12,824	12,784	12,807	12,751
Diluted	12,824	12,784	12,807	12,751

Net loss per common share (Basic and Diluted):
Income (loss) from continuing operations	$0.14	$(0.23)	$(0.59)	$(0.98)
Income (loss) from discontinued operations, net of tax	—	(0.02)	(0.01)	(0.01)

Net income (loss) per common share	$0.14	$(0.25)	$(0.60)	$(0.99)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income (loss)	$1,715	$(3,149)	$(7,710)	$(12,579)
Income tax (benefit) expense	(877)	1,235	10,375	(615)
Interest expense	8,280	8,534	34,113	35,985
Depreciation and amortization	8,309	7,944	32,258	31,801

	$17,427	$14,564	$69,036	$54,592
Income from unconsolidated affiliates	(810)	(901)	(1,797)	(1,181)
Loss from discontinued operations	9	278	177	98
Loss on extinguishment of debt	—	—	—	2,573
Write-off of note receivable	—	—	750	—
Severance agreement charges	—	—	845	—
Loss (gain) on sale of property and equipment	226	(18)	333	(667)
Impairment of long-lived assets	2,146	4,192	3,489	8,025
Sales and use tax audit	—	—	—	1,000

Adjusted EBITDA	$18,998	$18,115	$72,833	$64,440

General and administrative expenses	5,396	3,901	19,084	17,570

Theatre level cash flow	$24,394	$22,016	$91,917	$82,010

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	Dec. 31, 2011	Dec. 31, 2010
Current maturities of long-term debt, capital leases and long-term financing obligations	$3,959	$4,240
Long-term debt, less current maturities	196,880	233,092
Capital leases and long-term financing obligations, less current maturities	114,608	116,036

Total debt	$315,447	$353,368
Less cash and cash equivalents	(13,616)	(13,066)

Net debt	$301,831	$340,302

ADJUSTED NET INCOME (Unaudited)

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income (loss)	$1,715	$(3,149)	$(7,710)	$(12,579)
Impairment of long-lived assets	2,146	4,192	3,489	8,025
Sales and use tax audits	—	—	—	1,000
Write-off of note receivable	—	—	750	—
Loss on extinguishment of debt	—	—	—	2,573
Severance agreement charges	—	—	845	—

Adjusted net income (loss)	$3,861	$1,043	$(2,626)	$(981)

Weighted average shares outstanding	12,824	12,784	12,807	12,751
Adjusted net income (loss) per share (basic and diluted)	$0.30	$0.08	$(0.21)	$(0.08)

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